Exhibit 99.1

Lisa K. Klinger
Senior Vice President - Finance and Treasurer
(972) 409-1528

Thomas Melito
Director - Treasury Operations
(972) 409-1527

CORRECTED SEPTEMBER 5, 2008

Michaels Stores, Inc. Reports Second Quarter Results

IRVING, Texas – August 26, 2008 – Michaels Stores, Inc. reported  a net loss for the quarter ended August 2, 2008 of $30 million compared to a $44 million loss for the quarter ended August 4, 2007. For the first half of fiscal 2008, the Company reported a loss of $50 million compared to a $67 million loss for first half of fiscal 2007.

Net sales for the second quarter increased 1.0% to $796 million from $788 million last year, with same-store sales declining 2.6%.  Sales for the year-to-date period increased 1.0% to $1.643 billion for the six months ended August 2, 2008 from $1.627 billion for the corresponding period of the prior year. Same-store sales declined 2.8% for the year-to-date period.

Brian Cornell, Chief Executive Officer, said, “Overall, the soft economic environment continues to adversely affect the business, particularly with respect to certain high-ticket discretionary items and home-related categories. While a number of our product categories performed well, such as Kids Crafts, Jewelry & Bead making, and Bakeware, sales declines in home-related categories including Floral, Home Décor, and Custom Framing businesses more than offset these increases on a comparable store basis.”

Mr. Cornell further noted, “With the Halloween, Fall, and Holiday seasons approaching, our focus will be squarely on the customer. Our goal is to provide a compelling product assortment and excellent execution in our stores while conservatively managing our expense structure and inventory commitments.  We will however, continue to invest time and resources towards our key strategic initiatives, such as our consumer insight and category management programs, in order to assure the long-term growth and success of the Michaels brand.”

Operating Results

Total sales for the second quarter increased 1.0% to $796 million from $788 million. The increase is the result of new stores sales offset by a 2.6% decline in same-store sales due to a 1.0% decline in the average ticket and a 1.6% decrease in transactions. For the year-to-date period, total sales increased 1.0% to $1.643 billion for the six months ended August 2, 2008 compared to $1.627 billion for the same period last year. The increase was the result of new store growth which more than offset the 2.8% decline in same-store sales driven by a 2.2% decrease in transactions, a 0.4% decrease in average ticket, and a 0.2% decrease in custom frame deliveries. A favorable Canadian currency translation offset the decline in average ticket by approximately 0.5% for the second quarter and approximately 0.8% for the first six months of fiscal 2008.

The Company’s gross margin rate decreased 190 basis points to 34.9% in the second quarter and decreased 110 basis points to 36.8% on a year-to-date basis for fiscal 2008. Contraction in the gross margin rate was driven primarily by a decrease in merchandise margins as customers have become more value-oriented and a deleveraging of occupancy and distribution costs due to declining same-store sales.

8000 BENT BRANCH DRIVE • IRVING, TEXAS 75063

(972) 409-1300

Selling, general, and administrative expense in the second quarter increased $4 million to $246 million, or as a percent of sales, to 30.9% compared to 30.7% in the second quarter of fiscal 2007. The 20 basis point increase in selling, general, and administrative expense is primarily due to expenses related to our strategic initiatives and employee severance expense, slightly offset by lower advertising expense. Year-to-date selling, general and administrative expense increased 90 basis points, to 31.5% of sales from 30.6% for the same period last year, resulting primarily from planned in-store investments, employee severance costs and a deleveraging associated with declining same-store sales.

Operating income was $27 million, or as a percent to sales flat to last year at 3.4%. Year-to-date fiscal 2008 operating income was $75 million, or 4.6% of sales, versus $87 million, or 5.3% of sales for the first half of fiscal 2007.

Interest expense was lower by $19 million and $37 million for the quarter and first half, respectively, due to a lower average interest rate on our floating rate debt and lower average debt levels.

The Company presents Adjusted EBITDA to provide additional information to evaluate its operating performance and its ability to service its debt. Adjusted EBITDA for the second quarter of fiscal 2008 declined approximately $17 million to $73 million, or 9.2% of sales, from $90 million, or 11.4% of sales, for the same period last year. Year-to-date Adjusted EBITDA was $170 million, or 10.3% of sales, versus $203 million, or 12.5% of sales in the first half of fiscal 2007. Reconciliations of GAAP measures to non-GAAP Adjusted EBITDA presented herein are included at the end of this press release.

Balance Sheet and Cash Flow

The Company’s cash balance was consistent with last year’s second quarter ending balance of $45 million. Second quarter debt levels totaled $4.034 billion, down $64 million from the end of fiscal 2007 second quarter balance of $4.098 billion. During the quarter, the Company also made a $5.9 million amortization payment on its Senior Secured Term Loan.

Average inventory per Michaels store at the end of the second quarter of fiscal 2008, inclusive of distribution centers, was down 3.3% to $899,000 compared to $930,000 at the end of the second quarter of fiscal 2007. The decrease in average inventory per store is primarily due to reduced Yarn inventories, ongoing benefits from our Hybrid Distribution model, and lower inventory values associated with our direct sourcing efforts.

Capital spending for the six months ended August 2, 2008, totaled $39 million, with $22 million attributable to real estate activities, such as new, relocated, existing and remodeled stores, and $17 million for strategic initiatives and maintenance activities.

During the first half of fiscal 2008, the Company opened 28 new stores, relocated six stores, and remodeled one Michaels store and closed two Aaron Brothers stores.

Outlook

Low consumer confidence and increased economic volatility are expected to have a continued adverse effect on the business for the remainder of the year, causing the forecasting of future results with any level of certainty to be difficult. However, we now expect the first half trends for same-store sales, Adjusted EBITDA, net income and cash flow from operations to continue for the second half.

The Company will conduct a conference call on Tuesday, August 26, 2008 at 4:00 p.m. CT, hosted by Chief Executive Officer, Brian Cornell and Senior Vice President - Finance and Treasurer, Lisa Klinger.  Those who wish to participate in the call may do so by dialing 973-935-8513, conference ID #9430845. Any interested party will also have the opportunity to access the call via the Internet at www.michaels.com.  To listen to the live call, please go to the website at least fifteen minutes early to register and download any necessary audio software.  For those who cannot listen to the live broadcast, a recording will be available for 30 days after the date of the event.  Recordings may be accessed at www.michaels.com or by phone at 800-642-1687, PIN #9430845.

Michaels Stores, Inc., together with its subsidiaries, is the largest arts and crafts specialty retailer in North America providing materials, ideas, and education for creative activities. As of August 25, 2008, the Company owns and operates 996 Michaels stores in 49 states and Canada and 164 Aaron Brothers stores.

This news release may contain forward-looking statements that reflect our plans, estimates, and beliefs. Any statements contained herein (including, but not limited to, statements to the effect that Michaels or its management “anticipates,” “plans,” “estimates,” “expects,” “believes,” and other similar expressions) that are not statements of historical fact should be considered forward-looking statements and should be read in conjunction with our consolidated financial statements and related notes in our Annual Report on Form 10-K for the fiscal year ended February 2, 2008 and in our Quarterly Report on Form 10-Q for the quarter ended May 3, 2008.  Specific examples of forward-looking statements include, but are not limited to, forecasts of same-store sales growth, operating income, and forecasts of other financial performance. These forward-looking statements rely on a number of assumptions concerning future events and are subject to a number of risks, uncertainties, and other factors, many of which are outside of our control, that could cause actual results to materially differ from such statements. Such risks, uncertainties, and other factors include, but are not necessarily limited to: risks related to our substantial indebtedness; our debt agreements contain restrictions that limit our flexibility in operating our business; our growth depends on our ability to open new stores; our success will depend on how well we manage our business; we may fail to optimize or adequately maintain our perpetual inventory and automated replenishment systems; improvements to our supply chain may not be fully successful; changes in customer demands could materially adversely affect our sales, operating results, and cash flow; unexpected or unfavorable consumer responses to our promotional or merchandising programs could materially adversely affect our sales, operating results, and cash flow; changes in newspaper subscription rates may result in reduced exposure to our circular advertisements; changes in consumer confidence could result in a reduction in consumer spending on items perceived to be discretionary; failure to adequately maintain the security of our electronic and other confidential information could materially adversely affect our financial condition and operating results; our suppliers may fail us; our reliance on foreign suppliers increases our risk of obtaining adequate, timely, and cost-effective product supplies; product recalls and/or product liability may adversely impact our operations and merchandise offerings; significant increases in inflation or commodity prices such as petroleum, natural gas, electricity, steel and paper may adversely affect our costs, including cost of merchandise; our information systems may prove inadequate; a weak fourth quarter would materially adversely affect our operating results; competition could negatively impact our operations; the interests of our controlling stockholders may conflict with the interests of our creditors; and other factors as set forth in the our prior filings with the Securities and Exchange Commission, including those set forth under Item 1A “Risk Factors” in our Annual Report on Form 10-K for the fiscal year ended February 2, 2008.  We intend these forward-looking statements to speak only as of the time of this release and do not undertake to update or revise them as more information becomes available.

This press release is also available on the Michaels Stores, Inc. website (www.michaels.com).

Michaels Stores, Inc.

Supplemental Disclosures Regarding Non-GAAP Financial Information

The following table sets forth the Company’s Earnings before Interest, Taxes, Depreciation and Amortization (“EBITDA”).  The Company defines EBITDA as net income before interest, income taxes, discontinued operations, goodwill impairment, depreciation and amortization.   Additionally, the table presents Adjusted Earnings before Interest, Taxes, Depreciation and Amortization (“Adjusted EBITDA”).  The Company defines Adjusted EBITDA as EBITDA adjusted for certain defined amounts that are added to or subtracted from EBITDA in accordance with the Company’s credit agreements (collectively, the “Adjustments”).  The Adjustments are described in further detail in the footnotes to the table below.

The Company has presented EBITDA and Adjusted EBITDA in this press release to provide investors with additional information to evaluate our operating performance and our ability to service our debt.  The Company uses EBITDA, among other things, to evaluate operating performance, to plan and forecast future periods’ operating performance, and as an incentive compensation target for certain management personnel.  The Company uses Adjusted EBITDA in its assessment to make restricted payments, as defined within its Senior Secured term loan which was executed on October 31, 2006.  Contained in that agreement are limitations on the Company’s ability to make restricted payments, with the eligibility to make such payments partly dependent upon Adjusted EBITDA.

As EBITDA and Adjusted EBITDA are not measures of operating performance or liquidity calculated in accordance with U.S. GAAP, these measures should not be considered in isolation of, or as a substitute for, net income, as an indicator of operating performance, or net cash provided by operating activities as an indicator of liquidity.  Our computation of EBITDA and Adjusted EBITDA may differ from similarly titled measures used by other companies.  As EBITDA and Adjusted EBITDA exclude certain financial information compared with net income and net cash provided by operating activities, the most directly comparable GAAP financial measures, users of this financial information should consider the types of events and transactions which are excluded.  The table below shows a reconciliation of EBITDA and Adjusted EBITDA to net earnings and net cash provided by operating activities.

Michaels Stores, Inc.

Consolidated Statements of Operations

(In millions)

(Unaudited)

Subject to reclassification

	Quarter Ended		Six Months Ended
	August 2,	August 4,	August 2,	August 4,
	2008	2007	2008	2007
Net sales	$796	$788	$1,643	$1,627
Cost of sales and occupancy expense	518	498	1,039	1,011
Gross profit	278	290	604	616
Selling, general, and administrative expense	246	242	518	497
Transaction expenses	—	16	—	21
Related party expenses	4	4	8	8
Store pre-opening costs	1	1	3	3
Operating income	27	27	75	87
Interest expense	76	95	154	191
Other (income) and expense, net	—	(2)	—	(5)
Loss before income taxes and discontinued operations	(49)	(66)	(79)	(99)
Income tax benefit	(19)	(23)	(29)	(34)
Loss before discontinued operations	(30)	(43)	(50)	(65)
Discontinued operations loss, net of income tax	—	(1)	—	(2)
Net loss	$(30)	$(44)	$(50)	$(67)

Michaels Stores, Inc.

Consolidated Balance Sheets

(In millions, except share and per share amounts)

(Unaudited)

Subject to reclassification

	August 2,	February 2,	August 4,
	2008	2008	2007
ASSETS
Current assets:
Cash and equivalents	$45	$29	$45
Merchandise inventories	938	845	913
Prepaid expenses and other	71	70	75
Deferred income taxes	31	31	35
Income tax receivable	42	5	61
Current assets - discontinued operations	—	—	10
Total current assets	1,127	980	1,139
Property and equipment, at cost	1,187	1,155	1,159
Less accumulated depreciation	(777)	(722)	(712)
	410	433	447
Goodwill	94	94	116
Debt issuance costs, net of accumulated amortization of $30 at August 2, 2008; $22 at February 2, 2008; and $13 at August 4, 2007	95	103	112
Other assets	2	4	6
Non-current assets - discontinued operations	—	—	6
	191	201	240
Total assets	$1,728	$1,614	$1,826

LIABILITIES AND STOCKHOLDERS’ DEFICIT
Current liabilities:
Accounts payable	$244	$221	$207
Accrued liabilities and other	304	332	354
Current portion of long-term debt	286	122	364
Current liabilities - discontinued operations	2	4	1
Total current liabilities	836	679	926
Long-term debt	3,748	3,741	3,734
Deferred income taxes	4	4	16
Other long-term liabilities	78	80	81
Long-term liabilities - discontinued operations	1	2	1
Total long-term liabilities	3,831	3,827	3,832
	4,667	4,506	4,758
Commitments and contingencies Stockholders’ deficit:
Common Stock, $0.10 par value, 220,000,000 shares authorized; 118,382,402 shares issued and outstanding at August 2, 2008; 118,421,069 shares issued and outstanding at February 2, 2008; 118,213,397 shares issued and outstanding at August 4, 2007	12	12	12
Additional paid-in capital	15	12	6
Accumulated deficit	(2,976)	(2,926)	(2,961)
Accumulated other comprehensive income	10	10	11
Total stockholders’ deficit	(2,939)	(2,892)	(2,932)
Total liabilities and stockholders’ deficit	$1,728	$1,614	$1,826

Michaels Stores, Inc.

Consolidated Statements of Cash Flows

(In millions)

(Unaudited)

Subject to reclassification

	Six Months Ended
	August 2,	August 4,
	2008	2007
Operating activities:
Net loss	$(50)	$(67)
Adjustments:
Depreciation and amortization	63	62
Share-based compensation	4	3
Deferred financing costs amortization	8	9
Accretion of subordinated discount notes	19	17
Other	—	(1)
Changes in assets and liabilities:
Merchandise inventories	(94)	(75)
Prepaid expenses and other	—	—
Deferred income taxes and other	2	(13)
Accounts payable	18	(13)
Accrued interest	(34)	70
Accrued liabilities and other	6	1
Income taxes receivable	(37)	(22)
Other long-term liabilities	(3)	(1)
Net cash used in operating activities	(98)	(30)

Investing activities:
Additions to property and equipment	(39)	(62)
Net cash used in investing activities	(39)	(62)

Financing activities:
Borrowings on asset-based revolving credit facility	506	706
Payments on asset-based revolving credit facility	(341)	(571)
Repayments on senior secured term loan facilit	(12)	(12)
Equity investment of Management	—	4
Repurchase of new Common Stock	(1)	(1)
Payments of capital leases	(4)	(5)
Change in cash overdraft	6	(14)
Other	(1)	—
Net cash provided by financing activities	153	107

Net increase in cash and equivalents	16	15
Cash and equivalents at beginning of period	29	30
Cash and equivalents at end of period	$45	$45

Michaels Stores, Inc.

Summary of Operating Data

(Unaudited)

The following table sets forth the percentage relationship to net sales of each line item of our unaudited consolidated statements of operations: (Schedule may not foot due to rounding)

	Quarter Ended		Six Months Ended
	August 2,	August 4,	August 2,	August 4,
	2008	2007	2008	2007
Net sales	100.0%	100.0%	100.0%	100.0%
Cost of sales and occupancy expense	65.1	63.2	63.2	62.1
Gross profit	34.9	36.8	36.8	37.9
Selling, general, and administrative expense	30.9	30.7	31.5	30.6
Transaction expenses	—	2.1	—	1.3
Related party expenses	0.5	0.5	0.5	0.5
Store pre-opening costs	0.1	0.1	0.2	0.2
Operating income	3.4	3.4	4.6	5.3
Interest expense	9.5	12.1	9.4	11.7
Other (income) and expense, net	—	(0.3)	—	(0.3)
Loss before income taxes and discontinued operations	(6.1)	(8.4)	(4.8)	(6.1)
Income tax benefit	(2.3)	(2.9)	(1.8)	(2.1)
Loss before discontinued operations	(3.8)	(5.5)	(3.0)	(4.0)
Discontinued operations loss, net of income tax	—	(0.1)	—	(0.1)
Net loss	(3.8)%	(5.6)%	(3.0)%	(4.1)%

The following table sets forth certain of our unaudited operating data:

	Quarter Ended		Six Months Ended
	August 2,	August 4,	August 2,	August 4,
	2008	2007	2008	2007
Michaels stores:
Retail stores open at beginning of period	980	929	963	921
Retail stores opened during the period	11	9	28	20
Retail stores opened (relocations) during the period	3	2	6	7
Retail stores closed during the period	—	—	—	(3)
Retail stores closed (relocations) during the period	(3)	(2)	(6)	(7)
Retail stores open at end of period	991	938	991	938

Aaron Brothers stores:
Retail stores open at beginning of period	164	168	166	166
Retail stores opened during the period	—	—	—	2
Retail stores closed during the period	—	(1)	(2)	(1)
Retail stores open at end of period	164	167	164	167

Total store count at end of period	1,155	1,105	1,155	1,105

Other operating data:
Average inventory per Michaels store (1)	$899	$930	$899	$930
Comparable store sales (decrease) increase (2)	(2.6)%	0.8%	(2.8)%	0.1%

Michaels Stores, Inc.

Footnotes to Financial and Operating Data Tables

(Unaudited)

(1)           Average inventory per Michaels store calculation excludes Aaron Brothers.

(2)           Comparable store sales (decrease) increase represents the (decrease) increase in net sales for stores open the same number of months in the indicated period and the comparable period of the previous year, including stores that were relocated or expanded during either period. A store is deemed to become comparable in its 14th month of operation in order to eliminate grand opening sales distortions.  A store temporarily closed more than 2 weeks due to a catastrophic event is not considered comparable during the month it closed.  If a store is closed longer than 2 weeks but less than 2 months, it becomes comparable in the month in which it reopens, subject to a mid-month convention.  A store closed longer than 2 months becomes comparable in its 14th month of operation after its reopening.

Michaels Stores, Inc.

Reconciliation of Adjusted EBITDA

(in millions)

	Quarter	Quarter	Six months	Six months
	ended	ended	ended	ended
	August 2, 2008	August 4, 2007	August 2, 2008	August 4, 2007

Cash flows from operating activities	$(15)	$21	$(98)	$(30)
Depreciation and amortization	(32)	(31)	(63)	(62)
Share-based compensation	(1)	(2)	(4)	(3)
Deferred financing cost amortization	(4)	(5)	(8)	(9)
Accretion of subordinated discount notes	(10)	(9)	(19)	(17)
Other	—	1	—	1
Changes in assets and liabilities	32	(19)	142	53
Net loss	(30)	(44)	(50)	(67)
Interest expense	76	95	154	191
Interest income	—	—	—	—
Income tax (benefit) provision	(19)	(23)	(29)	(34)
Depreciation and amortization	32	31	63	61
Discontinued operations	—	1	—	2
EBITDA	59	60	138	153
Adjustments:
Share-based compensation	1	2	4	3
Strategic alternatives and other legal	—	16	—	22
Sponsor Fees	3	4	7	7
Other	10	8	21	18
Adjusted EBITDA	$73	$90	$170	$203

The numbers may not foot or cross foot due to rounding.